                                                                    Exhibit 12

             Computation of Ratio of Earnings to Fixed Charges
                            Cellco Partnership
                        (in millions, except ratio)

                                                                                                                 Six Months Ended
                                                                             Year Ended December 31,                  June 30,
                                                             -------------------------------------------------  ------------------
                                                               1997      1998      1999      2000      2001      2001       2002
                                                             --------  --------  --------  --------  --------   --------  --------
Income from continuing operations before provision for
   income taxes and cumulative effect of a change in
   accounting principle                                      $   921   $ 1,168   $ 1,138   $ 1,677   $ 1,366      $ 690   $ 1,250
Equity in loss (income) of unconsolidated entities                20        19         2      (57)       (6)         10       (8)
Interest expense                                                 103       136       171       593       655        318       297
Amortization of debt issuance costs                                -         -         -         -         -          -         2
Portion of rent expense representing interest                     51        59        53       125       186         86       106
Amortization of capitalized interest                               5         6         6        17        27         14        17
Distributed income of equity investees                            97       116        89        65         9          1         6
                                                             --------  --------  --------  --------  --------   --------  --------
Income, as adjusted                                          $ 1,197   $ 1,504   $ 1,459   $ 2,420   $ 2,237    $ 1,119   $ 1,670
                                                             --------  --------  --------  --------  --------   --------  --------

Fixed charges:
Interest expense                                             $   103   $   136   $   171   $   593   $   655    $   318   $   297
Capitalized interest                                              30        14        26        81       109         86        40
Amortization of debt issuance costs                                -         -         -         -         -          -         2
Portion of rent expense representing interest                     51        59        53       125       186         86       106
                                                             --------  --------  --------  --------  --------   --------  --------
Fixed charges                                                $   184   $   209   $   250   $   799   $   950    $   490   $   445
                                                             --------  --------  --------  --------  --------   --------  --------

Ratio of earnings to fixed charges                              6.50      7.19      5.83      3.03      2.35       2.28      3.75
                                                             ========  ========  ========  ========  ========   ========  ========